UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2005

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-21643	43-1570294
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3172 Porter Drive, Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 384-8500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

On June 20, 2005, CV Therapeutics, Inc. (the “CV Therapeutics”) and Solvay Pharmaceuticals, Inc. (“Solvay Pharmaceuticals”) announced that the U.S. Food and Drug Administration (“FDA”) has informed Solvay Pharmaceuticals that the FDA has extended the Prescription Drug User Fee Act (“PDUFA”) date for the ACEON® (perindopril erbumine) Tablets supplemental new drug application (“sNDA”) by 90 days, with a new action date of September 10, 2005. The purpose of the extension is to allow time for additional clinical site audit and inspection activities at certain EUROPA (“EUropean trial on Reduction Of cardiac events with Perindopril in patients with stable coronary Artery disease”) study sites. Solvay Pharmaceuticals will be responsible for auditing the 16 sites that enrolled more than 100 patients in the EUROPA study, and will be submitting its audit results to the FDA for review. In addition, the FDA will independently inspect two of the 16 sites. The FDA had previously inspected four of the 16 sites and noted deficiencies with respect to two of the sites inspected.

ACEON® is an angiotensin converting enzyme (“ACE”) inhibitor with enhanced tissue affinity approved in the United States for the treatment of patients with essential hypertension. The sNDA, which had originally been granted a six month priority review by the FDA, seeks an expansion to the existing label based on the EUROPA study.

EUROPA, a multicenter, randomized, double-blind, placebo-controlled trial in 12,218 patients with stable coronary disease and without clinical heart failure, was designed to assess the ability of perindopril to reduce cardiovascular mortality, nonfatal myocardial infarction and cardiac arrest.

CV Therapeutics is spending significant amounts of capital to provide and/or enhance infrastructure and headcount in order to market and promote ACEON® in the United States under its co-promotion agreement with Solvay. While ACEON® is currently approved by the FDA for the treatment of essential hypertension, there have been only minimal product sales to date in the United States. Solvay’s sNDA, if approved, would expand the approved labeling for the product. If the FDA is not satisfied with the results of the clinical site audits or inspections, the FDA may not approve the sNDA for ACEON® in September 2005 or at all, or may approve the sNDA with restrictive product labeling or other limitations that could negatively impact the ability to market and sell the product in the United States. If the FDA does not approve the sNDA for ACEON® or if such approval is delayed, or if the FDA approves the sNDA with restrictive product labeling or other limitations, or if CV Therapeutics is not successful in increasing the market acceptance of ACEON®, this would increase CV Therapeutics’ cash requirements, increase the volatility of CV Therapeutics’ stock price and result in additional operating losses. CV Therapeutics’ ACEON®-related operating expenditures include building and maintaining CV Therapeutics’ sales and marketing infrastructure, and hiring, training, deploying, retaining and funding ongoing operations of a national cardiovascular specialty sales force of approximately 150 to 200 personnel.

CV Therapeutics also announced that it plans to submit an amendment to its new drug application for Ranexa by the end of August 2005, which could lead to product approval from the FDA in a restricted patient population by the end of February 2006. In addition, CV Therapeutics believes that preliminary data from the MERLIN TIMI-36 clinical study of Ranexa (“Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes”) could be available by the end of 2006 or the first quarter of 2007. Finally, data from a double-blind Phase III clinical trial for regadenoson, a selective A2A-adenosine receptor agonist for potential use as a pharmacologic agent in myocardial perfusion imaging studies and one of CV Therapeutics’ late-stage compounds, is expected in the third quarter of 2005, and data from the a second Phase III clinical trial for regadenoson is expected by the end of 2005.

A copy of the press release dated June 20, 2005 is attached hereto as Exhibit 99.1.

This report may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or CV Therapeutics’ future clinical or product development, financial performance, regulatory review of CV Therapeutics’ products or product candidates or commercialization efforts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of those terms and other comparable terminology. These statements reflect only management’s current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this report are set forth under the heading “Risk Factors” in CV Therapeutics’ most recent Annual Report on Form 10-K/A and Quarterly Report on Form 10-Q, as

may be updated from time to time by CV Therapeutics’ future filings under the Securities Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

	99.1	Press Release dated June 20, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2005	CV THERAPEUTICS, INC.

	By:	/s/ Daniel K. Spiegelman
Daniel K. Spiegelman
Senior Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description of Exhibit
99.1	Registrant’s Press Release dated June 20, 2005.